Exhibit 99.1

LifePoint Hospitals Reports Second Quarter 2009 Results

Company Reports Diluted Earnings Per Share from Continuing Operations of $0.54

Confirms Full Year Guidance While Increasing Low End of Diluted EPS and Adjusted EBITDA Range

Board Authorizes $100 Million Stock Repurchase Program

BRENTWOOD, Tenn.--(BUSINESS WIRE)--August 7, 2009--LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced results for the second quarter and six months ended June 30, 2009.

For the second quarter ended June 30, 2009, revenues from continuing operations were $735.3 million, up 10.4% from $665.7 million for the same period a year ago. Income from continuing operations attributable to LifePoint Hospitals, Inc. for the second quarter ended June 30, 2009, decreased 1.4% to $29.0 million, or $0.54 per diluted share, compared with income from continuing operations attributable to LifePoint Hospitals, Inc. of $29.5 million, or $0.55 per diluted share, for the same period last year. Net income attributable to LifePoint Hospitals, Inc. for the second quarter ended June 30, 2009, was $26.3 million, or $0.49 per diluted share, compared with $27.8 million, or $0.52 per diluted share, for the same period last year.

In commenting on the results, William F. Carpenter III, president and chief executive officer of LifePoint Hospitals, said, “We are where we expected to be for the quarter and at this point in the year. We are tracking at the upper end of our full year guidance, which we are reiterating and tightening. We are continuing to execute on our strategy, and we are confident it is the right long-term approach for LifePoint, our patients and our shareholders. Our key areas of strategic concentration have not changed, and we remain focused on improving the quality of care in our hospitals, retaining and recruiting physicians, driving organic growth at our existing hospitals and carefully managing expenses to maximize our operational efficiency. These objectives will continue to guide us as we move through the remainder of 2009.”

Adjusted EBITDA for the second quarter ended June 30, 2009, was $109.5 million compared with $111.0 million for the same period in 2008, representing a 1.2% decrease. The consolidated financial results for the second quarter ended June 30, 2009, reflect a 0.5% decrease in admissions compared with the same period last year. On a same-hospital basis, admissions during the second quarter ended June 30, 2009, decreased 5.3% compared with the same period in 2008 due in part to a shift from inpatient admissions to outpatient visits. Same-hospital equivalent admissions during the second quarter ended June 30, 2009, were down 0.1% as compared with the same period last year. Gross outpatient revenue continued to be strong in the second quarter and increased by $111.0 million, or 13.3%, on a same-hospital basis. This increase was driven primarily by growth in imaging, lab, ER and outpatient cardiac procedures in the quarter. Cash flows from operations for the second quarter ended June 30, 2009, was $65.7 million compared with $72.1 million for the same period in 2008. Day Sales Outstanding (DSO) on same-hospital operations were 40.5 days compared with 41.4 days for the same period in 2008. At the end of the second quarter, physician recruitment was ahead of the Company’s 2009 plan and ahead of the prior year.

For the first half of 2009, revenues from continuing operations were $1,470.8 million, up 8.9% from $1,350.8 million for the same period a year ago. Income from continuing operations attributable to LifePoint Hospitals, Inc. for the first half of 2009 increased 1.2% to $68.5 million, or $1.29 per diluted share, compared with $67.7 million, or $1.25 per diluted share, for the first half of 2008. Net income attributable to LifePoint Hospitals, Inc. for the six months ended June 30, 2009, was $64.7 million, or $1.21 per diluted share, compared with $66.5 million, or $1.23 per diluted share, for the same period a year ago.

Adjusted EBITDA for the first half of 2009 was $236.0 million compared with $232.9 million for the same period in 2008, representing a 1.4% increase. Cash flows from operations for the first six months of the year was $156.1 million compared to $173.1 million for the same period in 2008. The Company’s cash balance as of June 30, 2009, was $72.0 million compared with $75.7 million at December 31, 2008.

The Company also announced that its Board of Directors has authorized a share repurchase program of up to $100 million of the Company’s common stock over the next 18 months.

Jeff Sherman, chief financial officer of LifePoint Hospitals, said “One of LifePoint’s key differentiators is its strong balance sheet and ability to consistently generate cash. We have the financial flexibility to opportunistically allocate capital, and we fully intend to utilize this strategic advantage. Our first priority is to invest appropriately in organic growth opportunities in our existing facilities. Second, we are looking for acquisition opportunities that make sense for us. Finally, the Board’s approval of a share repurchase program gives us an additional lever to enhance shareholder value.”

The Company noted that it had approximately 54.8 million shares of common stock outstanding as of July 31, 2009, and is not obligated to repurchase any specific number of shares under the program. Based on the July 31, 2009, closing price of $27.66 per share, approximately 3.6 million shares, or 6.6% of the Company’s shares outstanding, could be repurchased for $100 million. Purchases under the program may be funded with a portion of the Company’s cash on hand or cash generated from operations.

Repurchases under the program may be made through open market purchases or privately negotiated transactions in accordance with applicable federal securities laws, including Rule 10b-18. The timing, amount, manner and price of any repurchases, if any, will be determined by the Company, in its discretion, and will depend upon, among other things, the stock price, economic and market conditions and such other factors as the Company considers appropriate. The program may be extended, suspended or discontinued at any time.

The Company confirmed its full year 2009 guidance for revenue in a range of $2.9 billion to $3.0 billion. The Company also raised the lower end of both its Adjusted EBITDA (from $440.0 million to $450.0 million) and Diluted EPS ranges (from $2.25 to $2.35), resulting in Adjusted EBITDA in a range from $450.0 million to $470.0 million and Diluted EPS in a range from $2.35 to $2.55.

A listen-only simulcast, as well as a 30-day replay, of LifePoint Hospitals’ second quarter 2009 conference call will be available on line at www.lifepointhospitals.com and www.earnings.com today, Friday, August 7, 2009, beginning at 10:00 a.m. Eastern Time.

LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities in 17 states. Of the Company’s 47 hospitals, 44 are in communities where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals’ non-urban operating strategy offers continued operational improvement by focusing on five guiding principles: delivering compassionate, high quality patient care; supporting physicians; creating an outstanding environment for employees; providing unmatched community value; and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 21,000 employees. More information about LifePoint Hospitals can be found on its website, www.lifepointhospitals.com.

Important Legal Information. Certain statements contained in this release are based on current management expectations and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to qualify for the safe harbor protections from liability provided by the Private Securities Litigation Reform Act of 1995. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine LifePoint’s future results are beyond LifePoint’s ability to control or predict with accuracy. Such forward-looking statements reflect the current expectations and beliefs of the management of LifePoint, are not guarantees of performance and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ from those described in the forward-looking statements. These forward-looking statements may also be subject to other risk factors and uncertainties, including, without limitation: (i) efforts by government and commercial third-party payors to reduce healthcare spending or change the manner in which payments are made; (ii) fundamental and systematic healthcare reform; (iii) increases in co-pays and deductibles, the cost of providing care to uninsured or under-insured persons who are not able to pay, continuing increases in accounts receivable from uninsured and “patient-due” accounts, and whether our reserves for “bad debt” are adequate; (iv) the rising number of unemployed, uninsured or under-insured individuals in the United States; (v) reduced funding for (or payments from) the Medicaid or Medicare programs, state budget deficits, the implementation of cost limits placed on hospitals by the government, or a reduction of Medicaid payments to us resulting from a successful challenge to one or more state Medicaid programs; (vi) the dependence of many of our hospitals on a small number of local employers and the impact of company failures or plant or facility closings; (vii) the increasing relationship of clinical quality to reimbursement rates; (viii) lower rates of hospital admissions and adjusted admissions;(ix) rising operating costs including in hospital supplies and medical technology, in the cost and effectiveness of our compliance program, and in the legal and other costs associated with compliance with increasingly complex laws, rules and regulations; (x) the availability, cost and terms of contractual labor and healthcare service providers including nurses and certain physicians such as anesthesiologists, radiologists and emergency room physicians; (xi) the ability to recruit and retain independent and employed physicians, other healthcare service providers and effective management personnel, and the dependence of many of our hospitals on a small number of admitting physicians; (xii) adverse changes in or requirements of state and federal laws, regulations, policies and procedures applicable to the Company; (xiii) increased scrutiny from governmental regulators, enforcement agencies and accreditation agencies; (xiv) whether we are successfully able to execute our business strategies including those to grow patient volumes and revenues; (xv) changes in the Company’s operating or expansion strategies and, if made, our ability to execute such changed strategies successfully; (xvi) the highly competitive nature of the healthcare business, including competition from outpatient facilities, physicians on the medical staffs of our hospitals, physician offices and facilities in larger towns and cities; (xvii) restrictions (including required governmental approvals) on our ability to make acquisitions or divestitures, and to enter into joint ventures, on favorable terms and conditions; (xviii) our ability to successfully integrate and operate newly-acquired and de novo facilities; (xix) the increasing pressure to allow physicians to own a portion of our hospitals, and our ability to effectively manage hospitals with physician partners; (xx) the geographic concentration of LifePoint’s operations and general economic and other conditions in the Company’s markets; (xxi) the availability and terms of capital; (xxii) the amount and terms of the Company’s indebtedness, changes in interest rates, our credit ratings, or the of our indebtedness or our liquidity; (xxiii) changes in, or interpretations of, generally accepted accounting principles or practices; (xxiv) volatility in the market value of LifePoint’s common stock; (xxv) the ability to manage successfully risks, including those that could result in losses to us because we are significantly self-insured; (xxvi) the availability, cost and terms of insurance coverage; (xxvii) possible adverse outcomes of pending litigation (including self-insured litigation), and the risks associated with credentialing decisions; (xxviii) the potential adverse impact of government investigations and litigation involving the business practices of healthcare providers, including whistleblower investigations and recovery audit contractors; (xxix) our reliance on information technology systems maintained by HCA-Information Technology & Services, Inc. and the cost and other difficulties associated with converting facilities from one information system to another; (xxx) the costs of complying with the Americans with Disabilities Act and related litigation; and (xxxi) those other risks and uncertainties described from time to time in LifePoint’s filings with the Securities and Exchange Commission. Therefore, LifePoint’s future results may differ materially from those described in this release. LifePoint undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “LifePoint,” “LifePoint Hospitals” and the “Company” as used throughout this release refer to LifePoint Hospitals, Inc. and its subsidiaries.

LIFEPOINT HOSPITALS, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS Dollars in millions, except per share amounts

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2009		2008		2009		2008
			(As Adjusted)				(As Adjusted)
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
Revenues	$735.3	100.0%	$665.7	100.0%	$1,470.8	100.0%	$1,350.8	100.0%

Salaries and benefits	292.7	39.8	263.9	39.7	579.2	39.4	531.9	39.4
Supplies	102.3	13.9	93.0	14.0	201.9	13.7	186.3	13.8
Other operating expenses	138.6	18.9	122.9	18.3	271.3	18.4	243.9	18.1
Provision for doubtful accounts	92.2	12.5	74.9	11.3	182.4	12.4	155.8	11.5
Depreciation and amortization	35.9	4.9	33.5	5.1	71.0	4.9	65.6	4.8
Interest expense, net	25.9	3.5	26.8	4.0	51.7	3.5	53.7	4.0
Impairment loss	–	–	0.3	–	–	–	0.3	–
	687.6	93.5	615.3	92.4	1,357.5	92.3	1,237.5	91.6

Income from continuing operations before income taxes	47.7	6.5	50.4	7.6	113.3	7.7	113.3	8.4
Provision for income taxes	18.2	2.5	20.3	3.1	43.7	3.0	44.5	3.3
Income from continuing operations	29.5	4.0	30.1	4.5	69.6	4.7	68.8	5.1

Discontinued operations, net of income taxes:
Loss from discontinued operations	(2.1)	(0.3)	(1.4)	(0.2)	(3.2)	(0.2)	(3.2)	(0.3)
Impairment adjustment	–	–	–	–	–	–	2.3	0.2
Loss on sale of hospital	(0.6)	(0.1)	(0.3)	–	(0.6)	–	(0.3)	–
Loss from discontinued operations	(2.7)	(0.4)	(1.7)	(0.2)	(3.8)	(0.2)	(1.2)	(0.1)
Net income	26.8	3.6	28.4	4.3	65.8	4.5	67.6	5.0
Less: Net income attributable to noncontrolling interests	(0.5)	–	(0.6)	(0.1)	(1.1)	(0.1)	(1.1)	(0.1)
Net income attributable to LifePoint Hospitals, Inc.	$26.3	3.6%	$27.8	4.2%	$64.7	4.4%	$66.5	4.9%

Basic earnings (loss) per share attributable to LifePoint Hospitals, Inc. stockholders:
Continuing operations	$0.55		$0.57		$1.31		$1.27
Discontinued operations	(0.05)		(0.04)		(0.08)		(0.02)
Net income	$0.50		$0.53		$1.23		$1.25

Diluted earnings (loss) per share attributable to LifePoint Hospitals, Inc. stockholders:
Continuing operations	$0.54		$0.55		$1.29		$1.25
Discontinued operations	(0.05)		(0.03)		(0.08)		(0.02)
Net income	$0.49		$0.52		$1.21		$1.23

Amounts attributable to LifePoint Hospitals, Inc. stockholders:
Income from continuing operations, net of income taxes	$29.0		$29.5		$68.5		$67.7
Loss from discontinued operations, net of income taxes	(2.7)		(1.7)		(3.8)		(1.2)
Net income	$26.3		$27.8		$64.7		$66.5

LIFEPOINT HOSPITALS, INC. UNAUDITED EARNINGS (LOSS) PER SHARE CALCULATION Dollars and shares in millions, except per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		(As Adjusted)		(As Adjusted)
Income from continuing operations	$29.5	$30.1	$69.6	$68.8
Less: Net income attributable to noncontrolling interests	(0.5)	(0.6)	(1.1)	(1.1)
Income from continuing operations attributable to LifePoint Hospitals, Inc.	29.0	29.5	68.5	67.7
Loss from discontinued operations, net of income taxes	(2.7)	(1.7)	(3.8)	(1.2)
Net income attributable to LifePoint Hospitals, Inc.	$26.3	$27.8	$64.7	$66.5

Basic weighted average number of shares outstanding	52.8	52.2	52.5	53.1
Other share equivalents	0.8	1.0	0.8	1.1
Diluted weighted average number of shares outstanding and equivalents	53.6	53.2	53.3	54.2

Basic earnings (loss) per share attributable to LifePoint Hospitals, Inc. stockholders:
Continuing operations	$0.55	$0.57	$1.31	$1.27
Discontinued operations	(0.05)	(0.04)	(0.08)	(0.02)
Net income	$0.50	$0.53	$1.23	$1.25

Diluted earnings (loss) per share attributable to LifePoint Hospitals, Inc. stockholders:
Continuing operations	$0.54	$0.55	$1.29	$1.25
Discontinued operations	(0.05)	(0.03)	(0.08)	(0.02)
Net income	$0.49	$0.52	$1.21	$1.23

LIFEPOINT HOSPITALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS In millions

	June 30, 2009	Dec. 31, 2008 (A)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$72.0	$75.7
Accounts receivable, less allowances for doubtful accounts of $407.7 and $374.4 at June 30, 2009 and December 31, 2008, respectively	340.5	315.9
Inventories	72.5	69.6
Assets held for sale	7.1	21.6
Prepaid expenses	14.6	12.0
Income taxes receivable	11.9	19.9
Deferred tax assets	112.4	103.4
Other current assets	29.2	19.2
	660.2	637.3

Property and equipment:
Land	74.9	71.1
Buildings and improvements	1,339.7	1,257.2
Equipment	792.4	737.9
Construction in progress	34.4	39.7
	2,241.4	2,105.9
Accumulated depreciation	(754.8)	(689.9)
	1,486.6	1,416.0

Deferred loan costs, net	27.6	31.3
Intangible assets, net	69.5	68.8
Other	3.8	10.4
Goodwill	1,524.5	1,516.5
Total assets	$3,772.2	$3,680.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$76.6	$92.3
Accrued salaries	82.3	73.2
Other current liabilities	110.1	94.5
Current maturities of long-term debt	1.1	1.1
	270.1	261.1

Long-term debt	1,388.5	1,392.1
Deferred income taxes	152.6	153.2
Reserves for self-insurance claims and other liabilities	145.0	146.2
Long-term income tax liability	59.5	59.4
Total liabilities	2,015.7	2,012.0

Redeemable noncontrolling interests	12.0	12.8

Equity:
LifePoint Hospitals, Inc. stockholders’ equity:
Preferred stock	–	–
Common stock	0.6	0.6
Capital in excess of par value	1,234.7	1,212.6
Accumulated other comprehensive loss	(23.8)	(28.3)
Retained earnings	679.1	614.4
Common stock in treasury, at cost	(149.9)	(147.3)
Total LifePoint Hospitals, Inc. stockholders’ equity	1,740.7	1,652.0
Noncontrolling interests	3.8	3.5
Total equity	1,744.5	1,655.5
Total liabilities and equity	$3,772.2	$3,680.3

(A) Derived from audited consolidated financial statements, as adjusted.

LIFEPOINT HOSPITALS, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS In millions

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		(As Adjusted)		(As Adjusted)
Cash flows from operating activities:
Net income	$26.8	$28.4	$65.8	$67.6
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	2.7	1.7	3.8	1.2
Stock-based compensation	4.7	5.7	10.6	12.1
ESOP expense (non-cash portion)	–	2.1	–	3.9
Depreciation and amortization	35.9	33.5	71.0	65.6
Amortization of physician minimum revenue guarantees	3.1	2.2	6.2	4.2
Amortization of convertible debt discounts	5.2	4.8	10.3	9.6
Amortization of deferred loan costs	1.8	1.9	3.7	3.7
Deferred income taxes (benefit)	(4.7)	6.6	(10.7)	6.1
Reserves for self-insurance claims, net of payments	5.5	6.9	11.1	8.1
Increase (decrease) in cash from operating assets and liabilities, net of effects from acquisitions and divestitures:
Accounts receivable	6.0	5.8	(15.4)	(2.8)
Inventories and other current assets	(3.2)	7.6	(2.9)	4.5
Accounts payable and accrued expenses	3.1	(6.7)	(5.7)	(3.9)
Income taxes payable/receivable	(20.2)	(27.8)	11.0	(4.0)
Other	0.4	0.8	0.2	2.3
Net cash provided by operating activities – continuing operations	67.1	73.5	159.0	178.2
Net cash used in operating activities – discontinued operations	(1.4)	(1.4)	(2.9)	(5.1)
Net cash provided by operating activities	65.7	72.1	156.1	173.1

Cash flows from investing activities:
Purchase of property and equipment	(42.0)	(41.1)	(85.1)	(74.0)
Acquisitions, net of cash acquired	(1.5)	(9.3)	(79.7)	(9.3)
Proceeds from sale of business	3.9	–	3.9	–
Net cash used in investing activities – continuing operations	(39.6)	(50.4)	(160.9)	(83.3)
Net cash provided by (used in) investing activities – discontinued operations	10.4	(4.5)	10.4	(5.0)
Net cash used in investing activities	(29.2)	(54.9)	(150.5)	(88.3)

Cash flows from financing activities:
Proceeds from borrowings	–	10.4	–	10.4
Payments on borrowings	(13.5)	–	(13.5)	–
Repurchases of common stock	(1.0)	(30.5)	(2.6)	(118.1)
Proceeds from exercise of stock options	7.9	0.1	9.6	0.1
Proceeds from employee stock purchase plans, net of refunds	–	(0.1)	0.4	0.3
Distributions to noncontrolling interests, net of proceeds	(0.3)	(0.7)	(0.7)	(1.0)
Purchase of redeemable noncontrolling interests	(0.8)	–	(0.8)	–
Capital lease payments and other	(1.3)	(4.7)	(1.7)	(5.0)
Net cash used in financing activities	(9.0)	(25.5)	(9.3)	(113.3)

Change in cash and cash equivalents	27.5	(8.3)	(3.7)	(28.5)
Cash and cash equivalents at beginning of period	44.5	32.9	75.7	53.1
Cash and cash equivalents at end of period	$72.0	$24.6	$72.0	$24.6

Supplemental disclosure of cash flow information:
Interest payments	$22.5	$24.0	$38.7	$41.1
Capitalized interest	$0.3	$0.2	$0.6	$0.3
Income taxes paid, net	$43.1	$40.8	$43.6	$41.7

LIFEPOINT HOSPITALS, INC. UNAUDITED STATISTICS

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
Continuing Operations: (1)
Number of hospitals at end of period	47	46	2.2%	47	46	2.2%
Admissions	45,714	45,945	(0.5)	95,233	97,059	(1.9)
Equivalent admissions (2)	97,405	93,063	4.7	195,799	190,333	2.9
Revenues per equivalent admission	$ 7,549	$ 7,154	5.5	$ 7,512	$ 7,097	5.8
Outpatient factor (2)	2.13	2.02	5.4	2.06	1.96	5.1
Emergency room visits	233,556	215,791	8.2	460,244	443,851	3.7
Inpatient surgeries	13,391	13,559	(1.2)	27,209	27,466	(0.9)
Outpatient surgeries	38,732	36,786	5.3	75,291	72,056	4.5
Average length of stay	4.3	4.3	–	4.3	4.3	–
Medicare case mix index	1.27	1.27	–	1.28	1.27	0.8

Same-Hospital: (3)
Number of hospitals at end of period	46	46	– %	46	46	– %
Admissions	43,501	45,945	(5.3)	91,536	97,059	(5.7)
Equivalent admissions (2)	92,965	93,063	(0.1)	188,747	190,333	(0.8)
Revenues per equivalent admission	$ 7,557	$ 7,154	5.6	$ 7,507	$ 7,097	5.8
Outpatient factor (2)	2.14	2.02	5.9	2.06	1.96	5.1
Emergency room visits	222,816	215,791	3.3	442,872	443,851	(0.2)
Inpatient surgeries	12,723	13,559	(6.2)	26,082	27,466	(5.0)
Outpatient surgeries	36,740	36,786	(0.1)	71,973	72,056	(0.1)
Average length of stay	4.3	4.3	–	4.3	4.3	–
Medicare case mix index	1.30	1.27	2.4	1.29	1.27	1.6

(1) Continuing operations excludes the operations of hospitals that are classified as discontinued operations.

(2) Management and investors use equivalent admissions as a general measure of combined inpatient and outpatient volume. Equivalent admissions is computed by multiplying admissions (inpatient volumes) by the outpatient factor (the sum of gross inpatient revenue and gross outpatient revenue divided by gross inpatient revenue). The equivalent admissions computation “equates” outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(3) Same-hospital information includes 46 hospitals operated during the three and six month periods ended June 30, 2009 and 2008, and excludes the Company’s February 1, 2009, acquisition of Rockdale Medical Center, Inc. and the hospitals the Company has classified as discontinued operations.

LIFEPOINT HOSPITALS, INC. UNAUDITED SUPPLEMENTAL INFORMATION Dollars in millions

Adjusted EBITDA is defined by the Company as earnings before depreciation and amortization; interest expense, net; impairment loss; provision for income taxes; loss from discontinued operations and net income attributable to noncontrolling interests. LifePoint’s management and Board of Directors use Adjusted EBITDA to evaluate the Company’s operating performance and as a measure of performance for incentive compensation purposes. LifePoint’s credit facilities use Adjusted EBITDA for certain financial covenants. The Company believes Adjusted EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. In addition, multiples of current or projected Adjusted EBITDA are used to estimate current or prospective enterprise value. Adjusted EBITDA should not be considered as a measure of financial performance under U.S. generally accepted accounting principles, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. generally accepted accounting principles and is susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
Revenues	$735.3	100.0%	$665.7	100.0%	$1,470.8	100.0%	$1,350.8	100.0%

Salaries and benefits	292.7	39.8	263.9	39.7	579.2	39.4	531.9	39.4
Supplies	102.3	13.9	93.0	14.0	201.9	13.7	186.3	13.8
Other operating expenses	138.6	18.9	122.9	18.3	271.3	18.4	243.9	18.1
Provision for doubtful accounts	92.2	12.5	74.9	11.3	182.4	12.4	155.8	11.5
	625.8	85.1	554.7	83.3	1,234.8	83.9	1,117.9	82.8
Adjusted EBITDA	$109.5	14.9%	$111.0	16.7%	$236.0	16.1%	$232.9	17.2%

The following table reconciles Adjusted EBITDA as presented above to net income attributable to LifePoint Hospitals, Inc. as reflected in the unaudited condensed consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Adjusted EBITDA	$109.5	$111.0	$236.0	$232.9
Less:
Depreciation and amortization	35.9	33.5	71.0	65.6
Interest expense, net	25.9	26.8	51.7	53.7
Impairment loss	–	0.3	–	0.3
Provision for income taxes	18.2	20.3	43.7	44.5
Loss from discontinued operations	2.7	1.7	3.8	1.2
Net income attributable to noncontrolling interests	0.5	0.6	1.1	1.1
Net income attributable to LifePoint Hospitals, Inc.	$26.3	$27.8	$64.7	$66.5

The following table reconciles Adjusted EBITDA as presented for the Company’s originally provided and updated guidance ranges:

	Lower End Original	Lower End Revised	Higher End Original
Adjusted EBITDA	$440.0	$450.0	$470.0
Less:
Depreciation and amortization	139.2	141.2	139.2
Interest expense, net	102.8	102.8	102.8
Provision for income taxes	75.4	77.4	89.4
Net income attributable to noncontrolling interests	2.9	2.7	2.9
Net income from continuing operations attributable to LifePoint Hospitals, Inc.	$119.7	$125.9	$135.7

CONTACT:
LifePoint Hospitals, Inc.
Jeff Sherman, 615-372-8501
Executive Vice President and
Chief Financial Officer